                   SUBSIDIARIES OF WILLIS LEASE FINANCE CORPORATION


Willis Aeronautical Services, Inc.

Terandon Leasing Corporation
T-2 Inc.
T-4 Inc.
T-5 Inc.
T-7 Inc.
T-8 Inc.
T-10 Inc.
T-11 Inc.
T-12 Inc.
All the above are California Corporations

WLFC Engine Pooling Company,
A California Corporation

WLFC Funding Corporation,
A Delaware Corporation